Exhibit 10.2

Consultant Agreement

Consultant Agreement, made as of February 3, 2017 between Delta Technology Holdings Limited (the “Corporation”), and Link Capital Financial Services Ltd. (the “Consultant”).

Whereas, the Corporation wishes to assure itself of the services of the Consultant for the period provided in this Agreement, and the Consultant is willing to provide its services to the Corporation for the period under the terms and conditions hereinafter provided.

Now, Therefore, Witnesseth, that for and in consideration of the premises and of the mutual promises and covenants herein contained, the parties hereto agree as follows:

1.	Engagement

The Corporation agrees to and does hereby engage the Consultant, and the Consultant agrees to and does hereby accept engagement by the Corporation in connection with the operation of the business and affairs of the Corporation, for period commencing on February 3, 2017 and ending on February 3, 2018. The period during which Consultant shall serve in such capacity shall be deemed the “Engagement Period” and shall hereinafter be referred to as such. The parties further acknowledge that the Consultant has been engaged by the Corporation since January 24, 2016.

2.	Services

2.1       The parties acknowledge that the Consultant has rendered, since January 24, 2016, the services below and shall render to the Corporation the services described below, with respect to which the Consultant shall apply his best efforts and devote such time as shall be reasonably necessary to perform his duties hereunder and advance the interests of the Corporation. The Consultant shall report to the chief executive officer of the Corporation and to such persons as the chief executive officer shall direct.

2.2       The services rendered or to be rendered by the Consultant to the Corporation shall under no circumstances include the following:

1.	Any activities which could be deemed by the Securities and Exchange Commission to constitute investment banking or any other activities required the Consultant to register as a broker-dealer under the Securities Exchange Act of 1934, as amended.

2.	Any activities which could be deemed to be in connection with the offer or sale of securities in a capital-raising transaction.

2.3       The services to be rendered by the Consultant to the Corporation shall consist of the following:

2.3.1       Corporate Planning

1.	Develop an in-depth familiarization with the Corporation’s business objectives and bring to its attention potential or actual opportunities which meet those objectives or logical extensions thereof.

2.	Alert the Corporation to new or emerging high potential forms of production and distribution which could either be acquired or developed internally.

3.	Comment on the Corporation’s corporate development including such factors as position in competitive environment, financial performances vs. competition, strategies, operational viability, etc.

2.3.2       Business Strategies

1.	Evaluate business strategies and recommend changes where appropriate.

2.	Critically evaluate the Corporation’s performance in view of its corporate planning and business objectives.

3.	Compensation

For the services provided the Corporation shall issue to the Consultant 385,000 ordinary shares. For duties to be rendered and performed by the Consultant during the Engagement Period and in consideration of the Consultant’s having entered into his agreement, the Corporation, upon execution of this Agreement, shall issue to the Consultant 400,000 ordinary shares of the Corporation.

4.	Secrets

Consultant agrees that any trade secrets or any other like information of value relating to the business of the Corporation or any of its affiliates has an ownership interest of more than twenty-five percent (25%), including but not limited to, information relating to inventions, disclosures, processes, systems, methods, formulae, patents, patent application, machinery, materials, research activities and plans, costs of production, contract forms, prices volume of sales, promotional methods, list of names or classes of customers, which he has heretofore acquired during his engagement by the Corporation or any of its affiliates or which he may hereafter acquire during the Engagement Period as the result of any disclosures to him, or in any other way, shall be regarded as held by the Consultant in a fiduciary capacity solely for the benefit of the Corporation, its successors or assigns, and shall not at any time, either during the term of this Agreement or thereafter, be disclosed, divulged, furnished, or made accessible by the Consultant to anyone, or be otherwise used by his except in the regular course of business of the Corporation or its affiliates.

5.	Assignment

This Agreement may be assigned by the Corporation as part of the sale of substantially all of its business, provided, however, that the purchaser shall expressly assume all obligations of the Corporation under this Agreement. Further, this Agreement may be assigned by the Corporation to an affiliate, provided that any such affiliate shall expressly assume all obligation of the Corporation under this Agreement, and provided further that the Corporation shall then fully guarantee the performance of the Agreement by such affiliate. Consultant agrees that if this Agreement is so assigned, all the terms and conditions of this Agreement shall be between assignee and himself with the same force and effect as if said Agreement had been made with such assignee in the first instance. This Agreement shall not be assigned by the Consultant without the express written consent of the Corporation.

6.	Survival of Certain Agreements

The covenants and agreements set forth in Article 4 and Article 5 shall survive the expiration of the Engagement Period and shall all survive termination of this Agreement and remain in full force and effect regardless of the cause of such termination.

7.	Notices

7.1       All notices permitted to be given hereunder shall be delivered by hand, telecopier, or recognized courier service to the party to whom such notice is required or permitted to be given hereunder. Any notices delivered to the address designated for such delivery by such party, notwithstanding the refusal of such party or other person to accept such delivery.

7.2       Any notice to the Corporation or to any assignee of the Corporation shall be addressed as follows:

Xin Chao

Chief Executives Officer

Delta Technology Holdings Limited

16 Kaifa Avenue

Danyang, Jiangsu, China 212300

7.3       Any notice to Consultant shall be addressed as follows:

Taras Vazhnov

22-96 Zoologicheskaya Street

Moscow, Russian Federation 123242

7.4       Either party may change the address to which notice is to be addressed, by notice as provided herein.

8.	Applicable Law

This Agreement shall be interpreted and enforced in accordance with the laws of New York.

9.	Interpretation

Whenever possible, each Article of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any Article is unenforceable or invalid under such law, such Article shall be ineffective only to the extent of such unenforceability or invalidity, and the remainder of such Article and the balance of this Agreement shall in such event continue to be binding and in full force and effect.

In Witness Whereof, the parties hereto have executed the above Agreement as of the day and year first above written:

Link Capital Financial Services Ltd.

By: /s/ Taras Vazhnov
Name: Taras Vazhnov

Delta Technology Holdings Limited

By: /s/ Chao Xin
Name: Chao Xin